As filed with the Securities and Exchange Commission on July 2, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SCRIPPS NETWORKS INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	61-1551890 (I.R.S. Employer Identification Number)
312 Walnut Street
Cincinnati, Ohio 45202
(513) 824-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan
Scripps Networks Interactive, Inc. Employee Stock Purchase Plan
Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan
Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors
(Full Title of the Plan)
Anatolio B. Cruz III
Executive Vice President, Chief Legal Officer and Corporate Secretary
Scripps Networks Interactive, Inc.
312 Walnut Street
Cincinnati, Ohio 45202
(513) 824-3200
(Name, address, including zip code, and telephone numbers, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
Securities to be registered	registered(1)	per share/unit	price	registration fee
Class A Common Shares, par value $0.01	19,575,000 Shares	$26.49(2)	$518,541,750(2)	$20,379
Deferred Compensation Obligations (3)	$35,000,000	$1.00	$35,000,000	$1,376
Total			$553,541,750	$21,755

(1)	This Registration Statement (this “Registration Statement”) of Scripps Networks Interactive, Inc. (the “Company”) registers the issuance of Class A Common Shares of the Company, par value $0.01 per share (“Class A Common Shares”), as follows: (i) 19,000,000 shares issuable under the Company’s 2008 Long-Term Incentive Plan; (ii) 500,000 shares issuable under the Company’s Employee Stock Purchase Plan; (iii) 75,000 shares issuable under the Company’s 2008 Deferred Compensation and Stock Plan for Directors; and (iv) pursuant to Rule 416(a), an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of such plans become operative.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low price per share of Class A Common Shares, trading on a “when-issued” basis as reported on the New York Stock Exchange on June 27, 2008.

(3)	The “Deferred Compensation Obligations” are unsecured general obligations of the Company to pay deferred compensation in accordance with the terms of the Company’s Executive Deferred Compensation Plan and its 2008 Deferred Compensation and Stock Plan for Directors. The Deferred Compensation Obligations are payable in cash, except to the extent that such obligations may be paid in shares under the 2008 Deferred Compensation and Stock Plan for Directors, as described in footnote (1) above.

Explanatory Note
     Unless otherwise stated or the context otherwise requires, references in this Registration Statement to “Scripps Networks Interactive,” the “Registrant,” the “Company,” “we,” “our,” or “us” refer to Scripps Networks Interactive, Inc. and its direct and indirect subsidiaries. On May 8, 2008, the board of directors of The E. W. Scripps Company (“E. W. Scripps”) approved the separation of E. W. Scripps into two publicly traded companies. The separation resulted in the creation of Scripps Networks Interactive as a new company comprised of E. W. Scripps’ national lifestyle media brands (HGTV, Food Network, DIY Network, the Fine Living Television Network and Great American Country and its Internet businesses) and online comparison shopping services (Shopzilla and uSwitch and their associated Web sites). E. W. Scripps will continue to include its daily and community newspapers, broadcast television stations, character licensing and feature syndication businesses, and its Media Center in Washington, D. C. The separation occurred as a tax-free dividend of Scripps Networks Interactive stock to all E. W. Scripps shareholders on a pro-rata basis. The separation was completed on July 1, 2008. Since completion of the transaction Class A Common Shares of both companies have been traded on the New York Stock Exchange. This transaction is referred to in this Registration Statement as the “spin-off.”
     In connection with the spin-off, we approved our 2008 Long-Term Incentive Plan (the “LTIP”) to permit the issuance of long-term incentive awards to our employees and E. W. Scripps employees in substitution of long-term incentive awards previously issued by E. W. Scripps and its affiliates (the “Conversion Awards”). In addition to authorizing the issuance of the Conversion Awards, the LTIP also permits the issuance of incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options, restricted or nonrestricted share awards, performance units or any combination of the foregoing. We also adopted our Employee Stock Purchase Plan (the “ESPP”) to provide our eligible employees with the opportunity to acquire our Class A Common Shares through participation in a payroll-deduction-based stock purchase plan.
     In addition to covering shares issuable under the LTIP and ESPP, this Registration Statement registers the Deferred Compensation Obligations under our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and our 2008 Deferred Compensation and Stock Plan for Directors (the “Directors’ Plan” and, together with the LTIP, the ESPP and the Deferred Compensation Plan, the “Plans”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated in this Registration Statement by reference and made a part hereof:
1)	The Company’s Registration Statement on Form 10 (File No. 001-34004) filed on March 26, 2008, as amended on May 8, 2008, June 3, 2008, June 6, 2008 and June 11, 2008 (as so amended and revised, the “Form 10”).

2)	The description of the Class A Common Shares contained in the Information Statement of the Company, dated June 11, 2008, filed with the Form 10 as Exhibit 99.1, including any amendment or report filed for the purpose of updating such description.

3)	The Company’s Current Report on Form 8-K filed on June 17, 2008.
     We also incorporate by reference in this Registration Statement all documents filed by the Company in accordance with Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Under the Deferred Compensation Plan, the Company provides eligible employees with the opportunity to defer a specified percentage of their future annual base salary and annual incentive compensation. The Company may, in its sole discretion, also credit additional matching contributions on behalf of certain participants. Under the Directors’ Plan, the Company provides non-employee directors with the opportunity to defer a specified percentage of their future cash retainers and meeting fees. The deferred compensation obligations to be offered pursuant to these plans (the “Obligations”) consist of the unsecured contractual commitment of the Company to deliver at a future date any of the following: (i) deferred salary, annual incentive and director fees; (ii) the Company matching contribution credits; and (iii) hypothetical investment earnings on the foregoing amounts, subject to reduction for losses on hypothetical investments. The Obligations are payable in cash at certain future dates specified by participants in accordance with the plans or upon the occurrence of certain events, such as death, disability, other termination of employment or as otherwise contemplated in the plans, except that non-employee directors may elect to receive certain payments in the form of our Class A Common Shares. The Obligations generally are payable in a lump sum or in installments, as elected by a participant in accordance with the plans, and are subject to applicable tax withholdings. The Obligations are not transferable except at death. The Company may amend, terminate or freeze the plans, in whole or in part except that no such action may reduce the amounts credited to a participant’s account or change the payment terms, unless required to comply with applicable laws. Obligations in the amount of $35,000,000 are being registered under this Registration Statement to be offered pursuant to the plans.

Item 5.	Interests of Named Experts and Counsel.
     Thompson Hine LLP has provided a legal opinion with respect to the Class A Common Shares issuable under the LTIP, the ESPP and the Directors’ Plan registered hereunder.

Item 6.	Indemnification of Directors and Officers.
     Section 1701.13 of the Ohio Revised Code provides that a corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a “derivative action”), in which such person is made a party by reason of the fact that the person is or was a director or officer of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the director or officer seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s code of regulations, a disinterested director vote, a shareholder vote, an agreement or otherwise.
     Under Ohio law, directors are entitled to advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests. An Ohio corporation may advance expenses, including attorneys’ fees, incurred by an officer defending any action, suit or proceeding, including derivative actions, brought against the officer, if authorized by the corporation’s directors, and upon receipt of an undertaking by or on behalf of the officer to repay amounts advanced if it is ultimately determined that such officer is not entitled to be indemnified by the corporation.
     Our articles of incorporation provide that, to the fullest extent authorized or permitted by Ohio law, as now in effect (as summarized above) or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as an officer, director, employee, trustee or agent of another corporation or enterprise, including service with respect to employee benefit plans maintained or sponsored by us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before such amendment. Our articles of incorporation also provide that we shall pay, to the fullest extent permitted by Ohio law, expenses incurred by a director or officer in defending any proceeding in advance of its final disposition.
     Ohio law provides express authority for Ohio corporations to procure insurance policies and to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance. We intend to obtain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.
     Under Ohio law, a director shall not be found to have violated his or her duties to the corporation unless it is proved by clear and convincing evidence that he or she has not acted in good faith in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against him or her, including actions involving a change or potential change in control of the corporation. Ohio law provides that a director shall not be liable in damages for any action that he or she takes or fails to take as a director unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.
     Ohio law provides that directors are liable to the corporation if they vote for or assent to any of the following: (i) the payment of a dividend or distribution or the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation’s shares, contrary in any such case to law or the corporation’s articles; (ii) a distribution of assets to shareholders during the winding up of the affairs of the corporation, on dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for such payment; or (iii) the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation that was not approved by a majority of the disinterested directors of the corporation upon their determination that the making of the loan could reasonably be expected to benefit the corporation.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     See the Exhibit Index following the signature page.

Item 9.	Undertakings.
(a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          Provided, however, that:
                    A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
               (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Scripps Networks Interactive, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 2, 2008.

SCRIPPS NETWORKS INTERACTIVE, INC. (Registrant)
By:	/s/ Kenneth W. Lowe
Kenneth W. Lowe
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on July 2, 2008.

Signature	Title

/s/ Kenneth W. Lowe Kenneth W. Lowe	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph G. NeCastro Joseph G. NeCastro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Lori A. Hickok Lori A. Hickok	Senior Vice President/Finance (Principal Accounting Officer)

*John H. Burlingame	Director

*David A. Galloway	Director

*Jarl Mohn	Director

*Mary McCabe Peirce	Director

*Nicholas B. Paumgarten	Director

*Jeffrey Sagansky	Director

*Nackey E. Scagliotti	Director

*Ronald W. Tysoe	Director

*Dale Pond	Director
*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ Kenneth W. Lowe
	Name:	Kenneth W. Lowe
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibits

4.1	Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan (filed with Amendment No. 3 to Form 10, dated June 6, 2008, File No. 001-34004, as Exhibit 10.4)**

4.2	Scripps Networks Interactive, Inc. Employee Stock Purchase Plan (filed with Amendment No. 2 to Form 10, dated June 3, 2008, File No. 001-34004, as Exhibit 10.21)**

4.3	Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan (filed with Amendment No. 3 to Form 10, dated June 6, 2008, File No. 001-34004, as Exhibit 10.10)**

4.4	Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors (filed with Amendment No. 3 to Form 10, dated June 6, 2008, File No. 001-34004, as Exhibit 10.11)**

4.5	Amended and Restated Articles of Incorporation of Scripps Networks Interactive, Inc. (filed with the Form 10, dated March 26, 2008, File No. 001-34004, as Exhibit 3.1)**

4.6	Amended and Restated Code of Regulations of Scripps Networks Interactive, Inc. (filed with the Form 10, dated March 26, 2008, File No. 001-34004, as Exhibit 3.2)**

5.1	Opinion of Thompson Hine LLP*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Scripps Networks Interactive, Inc.*

24.1	Limited Power of Attorney of certain directors of Scripps Networks Interactive, Inc.*

24.2	Limited Power of Attorney of certain directors of Scripps Networks Interactive, Inc.*

*	Indicates Exhibit is filed herewith.

**	Indicates Exhibit is incorporated by reference.